Exhibit 4.36

DESCRIPTION OF THE SECURITIES OF ALLERGAN PLC
REGISTERED PURSUANT TO SECTION 12 OF
THE SECURITIES EXCHANGE ACT OF 1934

As of February 17, 2020, Allergan plc (“Allergan,” the “Company,” “we,” “our” and “us”) has seven classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) ordinary shares; (2) Floating rate notes due 2020 (the “floating rate notes”); (3) 0.500% notes due 2021 (the “2021 notes”); (4) 1.500% notes due 2023 (the “2023 notes”); (5) 1.250% notes due 2024 (the “2024 notes”); (6) 2.625% notes due 2028 (the “2028 notes”); and (7) 2.125% notes due 2029 (the “2029 notes”).

Description of Allergan share capital

The following description of our share capital is a summary. You should refer to the provisions of our memorandum and articles of association included as an exhibit to this Form 10-K. Our authorized share capital is €40,000 and US$101,000 divided into 40,000 deferred ordinary shares of €1.00 each, 1,000,000,000 ordinary shares of US$0.0001 each and 10,000,000 serial preferred shares of US$0.0001 each. As of February 12, 2020, we had 332,614,474 issued and outstanding ordinary shares.

Allergan may issue shares subject to the maximum authorized share capital contained in its memorandum and articles of association. The authorized share capital may be increased or reduced (but not below the number of issued ordinary shares, serial preferred shares or deferred ordinary shares, as applicable) by a simple majority of the votes cast at a general meeting at which a quorum is present (referred to under Irish law as an “ordinary resolution”). The shares comprising the authorized share capital of Allergan may be divided into shares of such nominal value as the resolution shall prescribe. As a matter of Irish company law, the directors of a company may issue new ordinary, serial preferred or deferred ordinary shares without shareholder approval once authorized to do so by the articles of association or by an ordinary resolution adopted by the shareholders at a general   meeting. The authorization may be granted for a maximum period of five years.  Upon expiry, the authority may be renewed by shareholders by an ordinary resolution.  On May 1, 2019 Allergan shareholders passed an ordinary resolution authorizing the board of directors to issue up to 110,799,177 shares on the basis that such authority would expire 18 months from the passing of the resolution unless previously renewed, varied or revoked.

The rights and restrictions to which the ordinary shares are subject are prescribed in Allergan’s articles of association. Allergan’s articles of association permit the board of directors, without shareholder approval, to determine certain terms of each series of the serial preferred shares issued by Allergan, including the number of shares, designations, voting rights, dividend rights, liquidation and other rights and redemption, repurchase or exchange rights.

Irish law does not recognize fractional shares held of record. Accordingly, Allergan’s articles of association do not provide for the issuance of fractional Allergan ordinary shares, and the official Irish register of Allergan will not reflect any fractional shares.

Whenever an alteration or reorganization of the share capital of Allergan would result in any Allergan shareholder becoming entitled to fractions of a share, the Allergan board of directors may, on behalf of those shareholders that would become entitled to fractions of a share, arrange for the sale of the shares representing fractions and the distribution of the net proceeds of sale in due proportion among the shareholders who would have been entitled to the fractions. For the purpose of any such sale the board may authorize some person to transfer the shares representing fractions to the purchaser, who shall not be

Exhibit 4.36

bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale.

Description of Allergan ordinary shares

General

The following description of our ordinary shares is a summary. You should refer to the provisions of our memorandum and articles of association included as an exhibit to this Form 10-K. Rights under the ordinary shares are subject to the Irish Companies Act 2014, as amended (the “Irish Companies Act”), as described herein.

Voting

Allergan’s articles of association provide that except where a greater majority is required by the Irish Companies Act or the articles, or where plurality voting is required pursuant to the articles, any question, business or resolution proposed at any general meeting shall be decided by ordinary resolution.

At any meeting of Allergan, all resolutions will be decided on a show of hands unless a poll is demanded by: (i) the chairman, (ii) at least three shareholders present in person or by proxy, (iii) any shareholder or shareholders present in person or by proxy and representing not less than one-tenth of the total voting rights of all shareholders having the right to vote at such meeting or (iv) any shareholder or shareholders holding shares in Allergan conferring the right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum  paid up on all the shares conferring that right. If voting takes place on a poll, rather than a show of hands, every shareholder entitled to vote has one vote for each share held unless otherwise provided in Allergan’s articles of association. Voting rights may be exercised by shareholders registered in the share register as of the record date for the meeting or by a duly appointed proxy of such a registered shareholder, which proxy need not be a shareholder. All proxies must be appointed in accordance with Allergan’s articles of association.

Treasury shares or Allergan ordinary shares that are held by subsidiaries of Allergan will not be entitled to be voted at general meetings of shareholders.

Irish law requires special resolutions (a “special resolution” requires the approval of not less than 75% of the votes of Allergan’s shareholders cast (in person or by proxy) at a general meeting at which a quorum is present) of the shareholders at a general meeting to approve certain matters. Examples of matters requiring special resolutions include:

(i)	amending the objects or memorandum of association of Allergan;
(ii)	amending the articles of association of Allergan;
(iii)	approving a change of name of Allergan;
(iv)	authorizing the entering into of a guarantee or provision of security in connection with a loan, quasi-loan or credit transaction to a director or connected person;
(v)	opting out of preemption rights on the issuance of new Allergan shares for cash consideration;

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(vi)	re-registration of Allergan from a public limited company to a private company;
(vii)	variation of class rights attaching to classes of Allergan shares (where the articles of association do not provide otherwise);
(viii)	purchase by Allergan of its shares off-market;
(ix)	reduction of Allergan’s issued share capital;
(x)	sanctioning a compromise/scheme of arrangement involving Allergan;
(xi)	resolving that Allergan be wound up by the Irish courts;
(xii)	resolving in favor of a shareholders’ voluntary winding-up;
(xiii)	re-designation of Allergan shares into different share classes; and
(xiv)	setting the re-issue price of Allergan treasury shares.

Allergan’s articles of association provide that anything which may be done by resolution at a general meeting may be done by resolution in writing, but only if it is signed by or on behalf of all of the shareholders who would be entitled to attend the relevant meeting and vote on the relevant resolution, subject to the requirements of the Irish Companies Act.

Under the Allergan articles of association and the Irish Companies Act, any variation of class rights attaching to the issued Allergan ordinary shares must be approved in writing by holders of three-quarters of the issued shares in that class or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class.

The provisions of the articles of association of Allergan relating to general meetings apply to general meetings of the holders of any class of shares except that the necessary quorum is determined with reference to the shares of the holders of the class.

Dividend rights

Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves generally means accumulated realized profits less accumulated realized losses and includes reserves created by way of capital reduction. In addition, no distribution or dividend may be made unless the net assets of Allergan are equal to, or in excess of, the aggregate of Allergan’s called-up share capital plus undistributable reserves and the distribution does not reduce Allergan’s net assets below such aggregate. Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which Allergan’s accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed Allergan’s accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital.

The determination as to whether or not Allergan has sufficient distributable reserves to fund a dividend must be made by reference to “relevant accounts” of Allergan. The “relevant accounts” are either the last set of unconsolidated annual audited financial statements or other financial statements properly prepared in accordance with the Irish Companies Act, which give a “true and fair view” of Allergan’s unconsolidated financial position and accord with accepted accounting practice. The relevant

Exhibit 4.36

accounts must be filed in the Irish Companies Registration Office (the official public registry for companies in Ireland).

Allergan’s articles of association authorize the directors to pay interim dividends to the extent they appear justified by profits without shareholder approval. The board of directors may also recommend a dividend to be approved and declared by the Allergan shareholders at a general meeting. The board of directors may direct that the payment be made by distribution of assets, shares or cash and no dividend issued may exceed the amount recommended by the directors. Dividends may be declared and paid in the form of cash or non-cash assets and may be paid in U.S. dollars or any other currency. All holders of Allergan ordinary shares will participate pro rata in respect of any dividend which may be declared in respect of ordinary shares by Allergan.

The directors of Allergan may deduct from any dividend payable to any shareholder any amounts payable by such shareholder to Allergan in relation  to the Allergan ordinary shares.

Lien on shares, calls on shares and forfeiture of shares

Allergan’s articles of association provide that Allergan will have a first and paramount lien on every share for all moneys payable, whether presently  due or not, in respect of such Allergan share. Subject to the terms of their allotment, directors may call for any unpaid amounts in respect of any shares to be paid, and if payment is not made, the shares may be forfeited. These provisions are standard inclusions in the articles of association of an Irish company limited by shares, such as Allergan, and will only be applicable to Allergan shares that have not been fully paid up.

Consolidation and division; subdivision

Under its articles of association, Allergan may, by ordinary resolution, consolidate and divide all or any of its issued share capital into shares of a larger amount than its existing shares or subdivide all or any of its issued share capital into shares of a smaller amount than its existing shares.

Transfer and registration of shares

The transfer agent for Allergan maintains the share register, registration in which will be determinative of membership in Allergan. A shareholder of Allergan who holds shares beneficially will not be the holder of record of such shares. Instead, the depository or other nominee will be the holder of record of those shares. Accordingly, a transfer of shares from a person who holds such shares beneficially to a person who also holds such shares beneficially through a depository or other nominee will not be registered in Allergan’s official share register, as the depository or other nominee will remain the record holder of any such shares.

A written instrument of transfer is required under Irish law in order to register on Allergan’s official share register any transfer of shares (i) from a person who holds such shares directly to any other person, (ii) from a person who holds such shares beneficially to a person who holds such shares directly or (iii) from a person who holds such shares beneficially to another person who holds such shares beneficially where the transfer involves a change in the depository or other nominee that is the record owner of the transferred shares. An instrument of transfer is also required for a shareholder who directly holds shares to transfer those shares into his or her own broker account (or vice versa). Such instruments of transfer may give rise to Irish stamp duty, which must be paid prior to registration of the transfer on Allergan’s official Irish share register. However, a shareholder who holds shares outside of DTC may transfer those shares into DTC (or vice versa) without giving rise to Irish stamp duty, provided there is no

Exhibit 4.36

change in the ultimate beneficial ownership of the shares as a result of the transfer and the transfer is not made in contemplation of a sale of the shares by a beneficial owner to a third party.

Any transfer of Allergan ordinary shares that is subject to Irish stamp duty will not be registered in the name of the buyer unless an instrument of transfer is duly stamped and provided to the transfer agent. Allergan’s articles of association allow Allergan, in its absolute discretion, to create an instrument of transfer and pay (or procure the payment of) any stamp duty, which is the legal obligation of a buyer. In the event of any such payment, Allergan is (on behalf of itself or its affiliates) entitled to (i) seek reimbursement from the buyer or seller (at its discretion), (ii) set off the amount of the stamp duty against future dividends payable to the buyer and (iii) claim a lien against the Allergan ordinary shares on which it has paid stamp duty. Parties to a share transfer may assume that any stamp duty arising in respect of a transaction in Allergan ordinary shares has been paid unless one or both of such parties is otherwise notified by Allergan.

Allergan’s articles of association delegate to Allergan’s secretary or assistant secretary the authority to execute an instrument of transfer on behalf of a transferring party.

In order to help ensure that the official share register is regularly updated to reflect trading of Allergan ordinary shares occurring through normal electronic systems, Allergan intends to regularly produce any required instruments of transfer in connection with any transactions for which it pays stamp duty (subject to the reimbursement and set-off rights described above). In the event that Allergan notifies one or both of the parties to a share transfer that it believes stamp duty is required to be paid in connection with the transfer and that it will not pay the stamp duty, the parties may either themselves arrange for the execution of the required instrument of transfer (and may request a form of instrument of transfer from Allergan for this purpose) or request that Allergan execute an instrument of transfer on behalf of the transferring party in a form determined by Allergan. In either event, if the parties to the share transfer have the instrument of transfer duly stamped (to the extent required) and then provide it to Allergan’s transfer agent, the buyer will be registered as the legal owner of the relevant shares on Allergan’s official Irish share register (subject to the matters described below).

The directors may suspend registration of transfers from time to time, not exceeding 30 days in aggregate each year.

Rights upon liquidation

Allergan’s articles of association provide that the ordinary shareholders of Allergan are entitled to participate pro rata in a winding up, but their right to do so is subject to the rights of any holders of the serial preferred shares to participate under the terms of any series or class of such shares.

Preemption rights

Under Irish law certain statutory preemption rights apply automatically in favor of shareholders where shares are to be issued for cash.  However, a company may opt out of these preemption rights in its articles of association or by way of a special resolution of shareholders for a maximum period of five years.  Upon expiry, the opt-out may be renewed by a special resolution of shareholders for a maximum period of five years.   On May 1, 2019 Allergan’s shareholders passed special resolutions renewing the opt-out (1) in the event of (a) the issuance of shares for cash in connection with any rights issue and (b) the issuance of up to 16,636,513 shares for cash; and (2) the issuance of up to a further 16,636,513 shares in connection with an acquisition or specified capital investment, on the basis that the opt-out would expire 18 months from the passing of the resolution unless previously renewed, varied or revoked.

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Statutory preemption rights do not apply where shares are issued for non-cash consideration (such as in a stock-for-stock acquisition) and do not apply to the issue of  non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution) or where shares are issued pursuant to an employee option or similar equity plan.

Anti-takeover provisions

Allergan’s articles of association contain provisions that could have the effect of deterring coercive takeover practices, inadequate takeover bids and unsolicited offers. These provisions include, amongst others:

•

provisions of its articles of association which allow the board of directors to adopt a shareholder rights plan (commonly known as a “poison pill”) upon such terms and conditions as it deems expedient and in Allergan’s best interests;

•	rules regarding how Allergan shareholders may present proposals or nominate directors for election at shareholder meetings;
•	the right of the board of directors to issue preferred shares without shareholder approval in certain circumstances, subject to applicable law; and
•	the ability of the board of directors to fill vacancies on the board of directors without shareholder approval in certain circumstances.

These provisions do not make Allergan immune from takeovers. However, these provisions will apply even if a takeover offer may be considered beneficial by some shareholders and could delay or prevent an acquisition that the board of directors determines is not in Allergan’s or its shareholders best interests. These provisions may also prevent or discourage attempts to remove and replace incumbent directors.

In addition, several mandatory provisions of Irish law could prevent or delay an acquisition of Allergan. For example, Irish law does not permit shareholders of an Irish public limited company to take action by written consent with less than unanimous consent. Allergan is also subject to various provisions of Irish law relating to mandatory bids, voluntary bids, requirements to make a cash offer and minimum price requirements, as well as substantial acquisition rules and rules requiring the disclosure of interests in its ordinary shares in certain circumstances. Also, as an Irish company, Allergan may only alter its memorandum and articles of association by special resolution.

Exhibit 4.36

Description of Allergan Funding SCS Debt Securities

Description of the 2021 notes, the 2024 notes and the 2029 notes

The following briefly summarizes certain terms of the 2021 notes, the 2024 notes and the 2029 notes. The 2021 notes, 2024 notes and 2029 notes together are referred to under this “Description of the 2021 notes, the 2024 notes and the 2029 notes” as the “notes”. This summary does not describe every aspect of the notes and is subject, and is qualified in its entirety by reference, to the prospectus of Allergan Funding SCS, dated as of February 19, 2015, and the prospectus supplement of Allergan Funding SCS, dated as of May 23, 2017 and the definitive documents related to such notes.

The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

For purposes of this description, references to (i) “Allergan plc” are to our indirect parent, Allergan plc, an Irish public limited company, and not to any of its current or future subsidiaries, (ii) “Allergan SCS,” “we,” “us” and “our” are to Allergan Funding SCS, a limited partnership (société en commandite simple) organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 46A, avenue J.F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B187.310 and not to any of its current or future subsidiaries, (iii) “Warner Chilcott” are to our indirect parent, Warner Chilcott Limited, a Bermuda exempted company limited by shares and incorporated in Bermuda under registration number 36006, and not to any of its current or future subsidiaries, (iv) “Allergan Capital” are to our indirect parent, Allergan Capital S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 6, rue Jean Monnet, L-2180 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B 178.410 and not to any of its current or future subsidiaries and (v) “Allergan Finance” are to Allergan Finance, LLC, a Nevada limited liability company, and an indirect subsidiary of Allergan Capital (but not a subsidiary of ours), and not to any of its current or future subsidiaries.

General

The notes have each been issued as a separate series of debt securities under the indenture referred to below in fully registered form in minimum denominations of €100,000 and multiples of €1,000 in excess thereof. The notes are our direct unsecured obligations and are fully and unconditionally guaranteed on an unsecured, unsubordinated basis by Warner Chilcott, Allergan Capital and Allergan Finance (each, a “guarantor”, and such person’s guarantee of the notes, a “Guarantee”). The notes will mature on the dates set forth below. The notes were issued under a base indenture, dated as of March 12, 2015, and the third supplemental indenture, dated May 26, 2017, among us, Warner Chilcott, Allergan Capital and Allergan Finance, each as guarantors, and Wells Fargo Bank, National Association, as trustee (in such capacity, the “trustee”). References to “indenture” in this “Description of the 2021 notes, the 2024 notes and the 2029 notes” are to the base indenture as so supplemented.

The indenture does not limit our ability to incur additional indebtedness.

Wells Fargo Bank, National Association is acting as trustee for the notes. Upon notice to the trustee, we may change the paying agent, registrar or transfer agent. The Trustee and/or its affiliates have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services, or other services for us, Allergan plc and our and

Exhibit 4.36

its subsidiaries, for which they have received and may in the future receive, customary compensation and expense reimbursement.

Principal amount; maturity and interest

We issued and have outstanding as of the date hereof €750,000,000 in aggregate principal amount of the 2021 notes, €700,000,000 in aggregate principal amount of the 2024 notes and €550,000,000 in aggregate principal amount of the 2029 notes. The 2021 notes will mature on June 1, 2021, the 2024 notes will mature on June 1, 2024 and the 2029 notes will mature on June 1, 2029. Interest on the 2021 notes accrues at the rate of 0.500% per annum, interest on the 2024 notes accrues at the rate of 1.250% per annum and interest on the 2029 notes accrues at the rate of 2.125% per annum.

We will pay interest on the notes annually in arrears on June 1 of each year to the record holders at the close of business on the preceding May 15 (whether or not a business day). Interest on the notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the notes (or May 26, 2017, if no interest has been paid on the notes), to, but excluding, the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.

If any interest payment date, redemption date or maturity date of the notes falls on a day that is not a business day, the payment of any required amount on such date shall be postponed to the next succeeding business day, and no interest on such amount shall accrue for the period from such date to such next succeeding business day. For purposes of the notes, a “business day” is any day (1) that is not a Saturday, Sunday or other day on which banking institutions in New York City, London or another place of payment on the notes are authorized or required by law to close and (2) on which the Trans-European Automated Real-Time Gross Settlement Express Transfer system (the “TARGET2 System”), or any successor thereto, is open.

Issuance in euro; payment on the notes

Initial holders were required to pay for the notes in euros, and all payments of principal of, and premium, if any, and interest on, the notes, and additional amounts, if any, including any payments made upon any redemption of the notes will be payable in euros; provided that if on or after the issue date of the notes the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second business day prior to the relevant payment date. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture. Neither the trustee nor the paying agent will have any responsibility for any calculation or conversion in connection with the foregoing.

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Optional redemption

We have the right to redeem the notes, in whole at any time or in part from time to time, at our option, on at least 15 days but no more than 60 days prior written notice mailed or sent electronically to the registered holders of the notes to be redeemed. Upon redemption of any 2021 notes prior to May 1, 2021 (1 month prior to their maturity date), the 2024 notes prior to March 1, 2024 (3 months prior to their maturity date) and the 2029 notes prior to March 1, 2029 (3 months prior to their maturity date), we will pay a redemption price equal to the greater of:

(1)	100% of the principal amount of the notes to be redeemed, and
(2)

the sum of the present values of the Remaining Scheduled Payments (as defined below) of the notes to be redeemed, discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined below), plus 20 basis points, in the case of the 2021 notes, 25 basis points, in the case of the 2024 notes, and 30 basis points, in the case of the 2029 notes, plus, accrued and unpaid interest, if any, to, but excluding, the redemption date.

In addition, we have the right to redeem the 2021 notes on or after May 1, 2021 (1 month prior to their maturity date), the 2024 notes on or after March 1, 2024 (3 months prior to their maturity date) and the 2029 notes on or after March 1, 2029 (3 months prior to their maturity date), in each case, in whole at any time or in part from time to time, at our option, on at least 15 days but no more than 60 days prior written notice or sent electronically mailed to the registered holders of the notes to be redeemed, at a redemption price equal to 100% of the aggregate principal amount of the notes being redeemed plus, in each case, accrued and unpaid interest, if any, to, but excluding, the redemption date. Any redemption or notice may, at our discretion, be subject to one or more conditions precedent and, at our discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied. The issuer shall provide written notice to the Trustee prior to the close of business two Business Days prior to the Redemption Date if any such redemption has been rescinded or delayed, and upon receipt the Trustee shall provide such notice to each Holder of the Notes in the same manner in which the notice of redemption was given.

Notwithstanding the two immediately preceding paragraphs, installments of interest on the notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to such notes and the indenture.

If less than all of any series of notes are to be redeemed, the notes to be redeemed shall be selected by the trustee on a pro rata basis (or, in the case of notes issued in global form as discussed under the indenture, beneficial interests therein shall be selected for redemption by Clearstream and Euroclear (each as defined in the indenture) in accordance with their respective applicable procedures therefor). If the notes to be redeemed are listed on a securities exchange, Euroclear or Clearstream will select notes in compliance with the requirements of the principal national securities exchange on which the notes are listed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

Except as described above and in the case of certain changes in withholding tax laws, the notes will not be redeemable at our option prior to maturity. See “—Optional redemption for changes in

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withholding taxes” for a description of the optional redemption of the notes in the event of certain tax developments.

Certain covenants

Limitations on liens

Warner Chilcott will not, and will not permit any of its subsidiaries, including Allergan SCS, the issuer of the notes, and Allergan Capital and Allergan Finance, together with Warner Chilcott, the guarantors of the notes, to, create, incur, assume or otherwise cause to become effective any Lien (as defined below) (other than permitted Liens) on any property or assets, now owned or hereafter acquired, to secure any indebtedness of Warner Chilcott, any of its subsidiaries or any indebtedness of any other Person (as defined below), unless Warner Chilcott or such subsidiary also secures all payments due under the indenture, the notes and the Guarantees, on an equal and ratable basis with such other indebtedness so secured (or, in the case of indebtedness subordinated to the notes or the Guarantees, prior or senior thereto, with the same relative priority as the notes and the Guarantees, will have with respect to such subordinated indebtedness) for so long as such other indebtedness shall be so secured.

The indenture contains the following exceptions to the foregoing prohibition:

(a)	with respect to each series of notes, Liens existing on the date of first issuance of such notes;
(b)

Liens on property owned or leased by a Person existing at the time such Person is merged with or into or consolidated with Warner Chilcott or any subsidiary of Warner Chilcott; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Warner Chilcott or such subsidiary;

(c)

Liens on property existing at the time of acquisition thereof by Warner Chilcott or any subsidiary of Warner Chilcott, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by Warner Chilcott or such subsidiary;

(d)

Liens to secure indebtedness incurred prior to, at the time of or within 18 months after the acquisition of any property or the completion of the construction, alteration, repair or improvement of any property, as the case may be, for the purpose of financing all or a part of the purchase price or cost thereof and Liens to the extent they secure indebtedness in excess of such purchase price or cost and for the payment of which recourse may be had only against such property;

(e)	Liens in favor of or required by contracts with governmental entities;
(f)	any Lien securing indebtedness of a subsidiary owing to Warner Chilcott or to one or more of Warner Chilcott’s subsidiaries;
(g)

with respect to any particular series of notes, any Lien incurred in connection with any acquisition or investment specified in the supplemental indenture with respect to such notes that is not otherwise prohibited by the indenture;

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(h)

any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in clauses (a) through (g) above, inclusive, so long as (1) the principal amount of the indebtedness secured thereby does not exceed the principal amount of indebtedness so secured at the time of the extension, renewal or replacement (except that, where an additional principal amount of indebtedness is incurred to provide funds for the completion of a specific project, the additional principal amount, and any related financing costs, may be secured by the Lien as well) and (2) the Lien is limited to the same property subject to the Lien so extended, renewed or replaced (and improvements on the property); and

(i)	any Lien that would not otherwise be permitted by clauses (a) through (h) above, inclusive, securing indebtedness which, together with:
•

the aggregate outstanding principal amount of all other indebtedness of Warner Chilcott and its subsidiaries owning property which would otherwise be subject to the foregoing restrictions absent this clause (i), and

•	the aggregate Value (as defined below) of existing Sale and Leaseback Transactions (as defined in the indenture) which would be subject to the foregoing restrictions absent this clause (i),

does not exceed the greater of $750 million or 15% of Warner Chilcott’s Consolidated Net Worth (as defined below).

Definition of certain terms

Set forth below are certain defined terms used in this “Description of the 2021 notes, the 2024 notes and the 2029 notes” and the indenture.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with U.S. GAAP, or to the extent that IFRS has been adopted by Warner Chilcott with respect to its financial statements in lieu of U.S. GAAP, in accordance with IFRS; provided that, notwithstanding anything to the contrary contained herein, leases will be accounted for using accounting principles as in effect on March 12, 2015.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an Independent Investment Banker, a German government bond whose maturity is closest to the maturity of the applicable series of notes to be redeemed, or if such Independent Investment Banker in its discretion determines that such similar bond is not in issue, such other German government bond as such Independent Investment Banker may, with the advice of the Reference Bond Dealers, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the notes to be redeemed, if they were to be purchased at such price on the third business day prior to the date fixed for redemption, would be equal to the gross redemption yield on such business day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by the Independent Investment Banker.

Exhibit 4.36

“Consolidated Net Worth” means, with respect to any Person, the amount of total assets less the amount of total liabilities as shown on the consolidated balance sheet of such Person, as set forth on the most recent consolidated balance sheet of such Person determined in accordance with U.S. GAAP, or to the extent that IFRS has been adopted by Warner Chilcott with respect to its financial statements in lieu of U.S. GAAP, in accordance with IFRS.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements with respect to interest rates;
(2)	commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements with respect to commodity prices; and
(3)	foreign exchange contracts, currency swap agreements and other agreements or arrangements with respect to foreign currency exchange rates.

“IFRS” means international financial reporting standards promulgated by the International Accounting Standards Board, or any successor board or agency, as adopted by the European Union, which are in effect from time to time.

“indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1)	in respect of borrowed money;
(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);
(3)	in respect of banker’s acceptances;
(4)	in respect of Capital Lease Obligations;
(5)	in respect of the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable; and
(6)	representing Hedging Obligations.

In addition, the term “indebtedness” includes (x) all indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such indebtedness is assumed by the specified Person), provided that the amount of such indebtedness will be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such indebtedness, and (y) to the extent not otherwise included, the guarantee by the specified Person of any indebtedness of any other Person.

“Independent Investment Banker” means the Reference Bond Dealer appointed by us.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected

Exhibit 4.36

under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Person” means any individual, corporation, partnership, limited liability company, joint stock company, business trust, trust, unincorporated association, joint venture or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Reference Bond Dealer” means each of Morgan Stanley & Co. International plc, Barclays Bank PLC, HSBC Bank plc and a primary U.S. government securities dealer selected by BNP Paribas and approved by Allergan Funding SCS that is a primary U.S. government securities dealer in New York City, and their respective successors.

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

“subsidiary” means, with respect to any specified Person:

(1)

any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person (or a combination thereof); and

(2)

any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“U.S. GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Value” means, with respect to a Sale and Leaseback Transaction, an amount equal to the net present value of the lease payments with respect to the term of the lease remaining on the date as of which the amount is being determined, without regard to any renewal or extension options contained in the lease, discounted at the weighted average interest rate on the notes of all series which are outstanding on the effective date of such Sale and Leaseback Transaction.

Exhibit 4.36

Additional amounts

All payments required to be made by us under or with respect to the notes or by any guarantor under or with respect to a Guarantee (each of us or such guarantor and, in each case, any successor thereof, making such payment, the “Payor”), will be made free and clear of, and without withholding or deduction for or on account of, any taxes imposed or levied by or on behalf of any authority or agency having power to tax within any jurisdiction in which any Payor is incorporated, organized or otherwise resident for tax purposes, or within any jurisdiction imposing or levying any tax solely due to the Payor being treated as engaged in business in such jurisdiction for tax purposes, or any jurisdiction from or through which payment is made by or on behalf of such Payor (each a “Relevant Taxing Jurisdiction”), unless such Payor is required to withhold or deduct such taxes by law or regulation.

If a Payor is so required to withhold or deduct any amount for or on account of taxes imposed or levied by or on behalf of a Relevant Taxing Jurisdiction from any payment made under or with respect to the notes or a Guarantee, as applicable, such Payor will be required to pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by any holder (including Additional Amounts) after such withholding or deduction will not be less than the amount the holder or beneficial owner would have received if such taxes had not been withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply to:

(a)

any taxes that would not have been (or would not be required to be) so imposed, withheld, deducted or levied but for the existence of any present or former connection between the relevant holder or beneficial owner (or between a fiduciary, settlor, beneficiary, partner, member or shareholder of, or possessor of power over, the relevant holder or beneficial owner, if the relevant holder or beneficial owner is an estate, nominee, trust, partnership, company or corporation) and the Relevant Taxing Jurisdiction, including, without limitation, such holder or beneficial owner being or having been a citizen, domiciliary, national or resident thereof, or being or having been present or engaged in a trade or business therein or having or having had a permanent establishment therein (other than any connection arising solely from the acquisition or holding of any note, the receipt of any payments in respect of such note or Guarantee or the exercise or enforcement of rights under a Guarantee);

(b)	any estate, inheritance, gift, sales, transfer, personal property or similar tax or assessment;
(c)	any taxes which are payable other than by withholding or deduction from payments made under or with respect to the notes or any Guarantee;
(d)

any taxes that would not have been (or would not be required to be) imposed, withheld, deducted or levied if such holder or the beneficial owner of any note or interest therein (i) complied with all reasonable written requests by the Payor (made at a time that would enable the holder or beneficial owner acting reasonably to comply with such request) to provide timely and accurate information or documentation concerning the nationality, residence or identity of such holder or beneficial owner (including IRS Form W-8BEN or W-8BEN-E) or (ii) made any declaration or similar claim or satisfied any certification, information or reporting requirement, which in the case of (i) or (ii), is required or imposed by a statute, treaty, regulation or administrative practice of a Relevant Taxing Jurisdiction as a precondition to exemption from, or reduction in the rate of withholding or deduction of, all or part of such taxes;

Exhibit 4.36

(e)

any taxes imposed or withheld on or with respect to a payment which could have been made without deduction or withholding if the beneficiary of the payment had presented the note for payment (where presentation is required) within 30 days after the date on which such payment or such note became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the holder or beneficial owner would have been entitled to Additional Amounts had the note been presented on any day during the 30-day period);

(f)

any taxes imposed on or with respect to any payment made under or with respect to such note or Guarantee to any holder who is a fiduciary or partnership or any Person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual holder of such note;

(g)

any taxes payable under Sections 1471-1474 of the Code, as of the issue date of the notes (or any amended or successor version), any regulations or official interpretations thereof, any intergovernmental agreement entered into in connection therewith, or any law or regulation adopted pursuant to an intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing or any agreements entered into pursuant to Section 1471(b)(1) of the Code;

(h)	any taxes imposed by the United States or any political subdivision thereof; or
(i)	any taxes imposed or levied by reason of any combination of clauses (a) through (h) above.

The Payor will pay any present or future stamp, issue, registration, excise, property, court or documentary taxes, or similar taxes, charges or levies and interest, penalties and other reasonable expenses related thereto that arise in or are levied by any Relevant Taxing Jurisdiction on the execution, issuance, delivery, enforcement or registration of the notes, the indenture, the Guarantees or any other document or instrument in relation thereto (other than on a transfer or assignment of the notes of any series after the offering thereof).

The Payor will make or cause to be made any withholding or deduction required in respect of taxes, and remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction, in accordance with applicable law. Upon request, the Payor will use reasonable efforts to provide, within a reasonable time after the date the payment of any such taxes so deducted or withheld is made, the trustee with official receipts or other documentation evidencing the payment of the taxes so deducted or withheld.

If any Payor will be obligated to pay Additional Amounts under or with respect to any payment made on the notes, the Payor will deliver to the paying agent with a copy to the trustee on a date that is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 45th day prior to that payment date, in which case the Payor shall notify the paying agent and the trustee promptly thereafter) a certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable and such other information reasonably necessary to enable the paying agent to pay Additional Amounts to holders or beneficial owners on the relevant payment date.

Whenever in the indenture or this “Description of the 2021 notes, the 2024 notes and the 2029 notes” there is mentioned, in any context:

Exhibit 4.36

(a)	the payment of principal;
(b)	the payment of interest; or
(c)	any other amount payable on or with respect to any of the notes,

such reference will be deemed to include payment of Additional Amounts as described under this section “—Additional amounts,” to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The obligations described under this section “—Additional amounts” will survive any termination, defeasance or discharge of the indenture or any Guarantee and will apply mutatis mutandis to any jurisdiction in which any successor Person (as defined under “—Definition of certain terms”) to the Payor is incorporated, organized or otherwise resident for tax purposes or any political subdivision or taxing authority or agency thereof or therein.

Optional redemption for changes in withholding taxes

We are entitled to redeem any series of notes, at our option, at any time in whole but not in part, upon not less than 30 nor more than 60 days’ notice to the holders, at a redemption price equal to 100% of the outstanding principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in the event any Payor has become or would become obligated to pay, on the next date on which any amount would be payable with respect to such series of notes, any Additional Amounts (but, in the case of a guarantor, only if such amount could not be paid by us or another guarantor who can pay such amount without the obligation to pay Additional Amounts), in each case, as a result of:

(a)	a change in, or an amendment to, the laws (including any regulations or rulings promulgated thereunder) or treaties of any Relevant Taxing Jurisdiction; or
(b)

any change in, amendment to, or introduction of any official published position regarding the application, administration or interpretation of such laws (including any regulations or rulings promulgated thereunder and including the decision of any court, governmental agency or tribunal), which change, amendment or introduction is publicly announced or becomes effective on or after the date of the indenture or the relevant supplemental indenture relating to the original issuance of the affected series of notes and the Payor cannot avoid such obligation by taking reasonable measures available to it (including making payment through a Paying Agent located in another jurisdiction). The foregoing provisions will apply mutatis mutandis to the laws and official positions of any jurisdiction in which any successor permitted under the indenture is incorporated, organized or otherwise resident for tax purposes or any political subdivision or taxing authority or agency thereof or therein.

Prior to the giving of any notice of redemption described in the preceding paragraph, we will deliver to the trustee an officer’s certificate to the effect that the Payor cannot avoid its obligation to pay Additional Amounts by taking reasonable measures available to it. We will also deliver to the trustee an opinion of counsel of recognized standing to the effect that the Payor would be obligated to pay Additional Amounts as a result of a change, amendment, or introduction described above. Absent

Exhibit 4.36

manifest error, the trustee will accept such opinion as sufficient evidence of the Payor’s obligations, to pay such Additional Amounts, and it will be conclusive and binding on the holders.

Events of default

The indenture defines an Event of Default with respect to each series of the notes as any one of the following events:

•	Default in the payment of the principal or any premium on the notes of such series when due (whether at maturity, upon acceleration, redemption or otherwise).
•	Default for 30 days in the payment of any interest on a note of that series when due.
•	Failure by us or any guarantor to comply with Section 4.11 of the indenture (as modified by each note) above.
•

Failure by us or any guarantor, as applicable, to observe or perform any other term of the indenture (other than a covenant or agreement in respect of which such non-compliance would otherwise be an Event of Default) for a period of 60 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of the notes of that series.

•

Default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness of Warner Chilcott, Allergan Capital, us or Allergan Finance (or the payment of which is guaranteed by us or any guarantor), whether such indebtedness or guarantee now exists or is created after the issue date of such series of notes, if that default:

(i)

is caused by a failure to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, and after giving effect to applicable grace periods) of such indebtedness (a “Payment Default”); or

(ii)	results in the acceleration of such indebtedness prior to its scheduled maturity,

and, in each case, the amount of any such indebtedness, together with the amount of any other indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $300 million or more; provided, however, that, if the default under the mortgage, indenture or instrument is cured by us or the applicable guarantor, or waived by the holders of the indebtedness, in each case as permitted by the governing mortgage, indenture or instrument, then the Event of Default caused by such default will be deemed likewise to be cured or waived.

•

Failure by Warner Chilcott, Allergan Capital, us or Allergan Finance to pay or discharge any final judgment or order (to the extent any such judgment or order is not paid or covered by insurance provided by a reputable carrier that has the ability to perform and has acknowledged coverage in writing) aggregating in excess of $300 million which judgments are not paid, discharged or stayed for a period of 60 days.

•	Except as permitted by the indenture, any Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any

Exhibit 4.36

guarantor, or any person acting on behalf of any guarantor, denies or disaffirms its obligations under its Guarantee.
•	Certain events in bankruptcy, insolvency or reorganization with respect to Warner Chilcott, Allergan Capital, us or Allergan Finance

An Event of Default under one series of notes will not necessarily constitute an Event of Default under any other series of notes. The indenture provides that the trustee may withhold notice to the holders of any series of notes issued thereunder of any default if and so long as the trustee in good faith determines that withholding the notice is in the interests of the holders of the notes of such series; provided that the trustee may not withhold notice of default in payment of the principal, premium, if any, interest, if any, on any of the notes of that series.

We are required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any default or Event of Default, we are required to deliver to the trustee a statement specifying such default or Event of Default.

Exhibit 4.36

Description of the floating rate notes, the 2023 notes and the 2028 notes

The following briefly summarizes certain terms of the floating rate notes, the 2023 notes and the 2028 notes. The 2023 notes and the 2028 notes together are referred to under this “Description of the floating rate notes, the 2023 notes and the 2028 notes” as the “fixed rate notes” and the fixed rate notes together with the floating rate notes are referred to as the “notes”. This summary does not describe every aspect of the notes and is subject, and is qualified in its entirety by reference, to the prospectus of Allergan Funding SCS, dated as of February 16, 2018, and the prospectus supplement of Allergan Funding SCS, dated as of November 8, 2018 and the definitive documents related to such notes.

The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

For purposes of this description, references to (i) “Allergan plc” are to our indirect parent, Allergan plc, an Irish public limited company, and not to any of its current or future subsidiaries, (ii) “Allergan SCS,” “we,” “us” and “our” are to Allergan Funding SCS, a limited partnership (société en commandite simple) organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 46A, avenue J.F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B187.310 and not to any of its current or future subsidiaries, (iii) “Warner Chilcott” are to our indirect parent, Warner Chilcott Limited, a Bermuda exempted company limited by shares and incorporated in Bermuda under registration number 36006, and not to any of its current or future subsidiaries, (iv) “Allergan Capital” are to our indirect parent, Allergan Capital S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 6, rue Jean Monnet, L-2180 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B 178.410 and not to any of its current or future subsidiaries and (v) “Allergan Finance” are to Allergan Finance, LLC, a Nevada limited liability company, and an indirect subsidiary of Allergan Capital (but not a subsidiary of ours), and not to any of its current or future subsidiaries.

General

The notes have each been issued as a separate series of debt securities under the indenture referred to below in fully registered form in minimum denominations of €100,000 and multiples of €1,000 in excess thereof. The notes are our direct unsecured obligations and are fully and unconditionally guaranteed on an unsecured, unsubordinated basis by Warner Chilcott, Allergan Capital and Allergan Finance (each, a “guarantor”, and such person’s guarantee of the notes, a “Guarantee”). The notes will mature on the dates set forth below. The notes were issued under a base indenture, dated as of March 12, 2015, and the fourth supplemental indenture, dated November 15, 2018, among us, Warner Chilcott, Allergan Capital and Allergan Finance, each as guarantors, and Wells Fargo Bank, National Association, as trustee (in such capacity, the “trustee”). References to “indenture” in this “Description of the floating rate notes, the 2023 notes and the 2028 notes” are to the base indenture as so supplemented.

The indenture does not limit our ability to incur additional indebtedness.

Wells Fargo Bank, National Association is acting as trustee for the notes. Upon notice to the trustee, we may change the paying agent, registrar or transfer agent. The Trustee and/or its affiliates have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services, or other services for us, Allergan plc and our and

Exhibit 4.36

its subsidiaries, for which they have received, and may in the future receive, customary compensation and expense reimbursement.

Principal amount; maturity and interest

Fixed rate notes

We issued and have outstanding as of the date hereof €500,000,000 in aggregate principal amount of the 2023 notes and €500,000,000 in aggregate principal amount of the 2028 notes. The 2023 notes will mature on November 15, 2023, and the 2028 notes will mature on November 15, 2028. Interest on the 2023 notes accrues at the rate of 1.500% per annum and interest on the 2028 notes accrues at the rate of 2.625% per annum.

We will pay interest on the fixed rate notes annually in arrears on November 15 of each year to the record holders at the close of business on the preceding November 1 (whether or not a business day). Interest on the fixed rate notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the notes (or November 15, 2018, if no interest has been paid on the notes), to, but excluding, the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.

If any interest payment date, redemption date or maturity date of the fixed rate notes falls on a day that is not a business day, the payment of any required amount on such date shall be postponed to the next succeeding business day, and no interest on such amount shall accrue for the period from such date to such next succeeding business day. For purposes of the fixed rate notes, a “business day” is any day (1) that is not a Saturday, Sunday or other day on which banking institutions in New York City, London or another place of payment on the notes are authorized or required by law to close and (2) on which the Trans-European Automated Real-Time Gross Settlement Express Transfer system (the “TARGET2 System”), or any successor thereto, is open.

Floating rate notes

We issued and have outstanding as of the date hereof floating rate notes with an aggregate principal amount of €700,000,000. The floating rate notes will mature on November 15, 2020.

The floating rate notes bear interest at a variable rate. The interest rate for any such floating rate notes for a particular interest period will be a per annum rate equal to EURIBOR as determined on the applicable interest determination date by the calculation agent appointed by us, which initially will be the paying agent, plus 0.350%. The interest rate on any such floating rate notes will be reset on the first day of each interest period other than the initial interest period. Interest on any such floating rate notes will be payable quarterly on February 15, May 15, August 15 and November 15 of each year. An interest period is the period commencing on an interest payment date (or, in the case of the initial interest period, commencing on November 15, 2018) and ending on the day preceding the next interest payment date. The initial interest period for any such floating rate notes was November 15, 2018 through February 14, 2019. The interest determination date for an interest period will be the second TARGET System Day preceding the first day of such interest period (the “interest determination date”). All payments of interest on the floating rate notes due on any interest payment date will be made to the persons in whose names the floating rate notes are registered at the close of business on the 15th calendar day immediately preceding the interest payment date (whether or not a business day). However, interest that we pay on the maturity date will be payable to the person to whom the principal will be payable. The amount of interest for each

Exhibit 4.36

day that the floating notes are outstanding (the “daily interest amount”) will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the floating notes outstanding on such day. The amount of interest to be paid on the floating notes for each interest period will be calculated by adding such daily interest amounts for each day in such interest.

If any interest payment date, other than the maturity date of the floating rate notes falls on a day that is not a business day, the interest payment date will be postponed to the next day that is a business day, except that if that business day is in the next succeeding calendar month, the interest payment date will be the immediately preceding business day. If the maturity date of the floating rate notes falls on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, and no interest on such payment will accrue for the period from and after the maturity date. If any such interest payment date (other than the maturity date) is postponed or brought forward as described above, the amount of interest for the relevant interest period will be adjusted accordingly. With respect to the floating rate notes, “business day” is any day (1) that is not a Saturday, Sunday or other day on which banking institutions in New York City, London or another place of payment on the notes are authorized or required by law to close and (2) on which the TARGET2 System, or any successor thereto, is open.

The interest rate for the floating rate notes for a particular interest period will be equal to three-month EURIBOR as determined on the interest determination date by the calculation agent, plus 0.350%; provided, however, that the minimum interest rate on the floating rate notes shall not be less than 0.000%. A “TARGET System Day” is any day in which the TARGET2 System, or any successor thereto, is open for business and a day on which commercial banks are open for dealings in euro deposits in the London interbank market. With respect to notes in certificated form, the reference to business day will also mean a day on which banking institutions generally are open for business in the location of each office of a transfer agent, but only with respect to a payment or other action to occur at that office.

“EURIBOR,” with respect to any interest determination date, will be the offered rate for deposits of euros having a maturity of three months that appears on “Reuters Page EURIBOR 01” (or such other page as may replace “Reuters Page EURIBOR 01” on such service or any successor service for the purpose of displaying eurozone interbank offered rates for euro-denominated deposits of major banks) at approximately 11:00 a.m., Brussels time, on such interest determination date.

If no offered rate appears on “Reuters Page EURIBOR 01” on an interest determination date, EURIBOR will be determined for such interest determination date on the basis of the rates at approximately 11:00 a.m., Brussels time, on such interest determination date at which deposits in euros are offered to  prime banks in the eurozone inter-bank market by the principal eurozone office of each of four major banks in such market selected and identified by us (the “Reference Banks”), for a term of three months commencing on the first day of the applicable interest period and in a principal amount of not less than €1,000,000 that is representative for a single transaction in euros in such market at such time. We will ensure the calculation agent is provided with the complete contact details of the relevant personnel at each of the Reference Banks that they will be required to contact in order to obtain the relevant interest rate. The calculation agent will request the principal eurozone office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, EURIBOR for such interest period will be the arithmetic mean (rounded upwards) of such quotations. If fewer than two such quotations are provided, EURIBOR for such interest period will be the arithmetic mean (rounded upwards) of the rates quoted at approximately 11:00 a.m., Brussels time, on such interest determination date by three major banks in the eurozone, selected and identified by us, for loans in euros to leading European banks, for a term of three months, commencing on the first day of the applicable interest period and in a principal amount of not less than €1,000,000 that is representative for a single transaction in euros in such market at

Exhibit 4.36

such time; provided, however, that if the banks so selected are not quoting as mentioned above, the interest rate will be the same as the interest rate for the immediately preceding interest period.

Notwithstanding the paragraph immediately above, if we, in our sole discretion, determine that EURIBOR has been permanently discontinued and we have notified the calculation agent of such determination (a “EURIBOR Event”), the calculation agent will use, as a substitute for EURIBOR (the “Alternate Rate”) for each future interest determination date, the alternative reference rate selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with market practice regarding a substitute for EURIBOR. As part of such substitution, the calculation agent may make such adjustments to the Alternate Rate or the spread thereon, as well as the business day convention, interest determination dates and related provisions and definitions, in each case that are consistent with market practice for the use of such Alternate Rate. If a EURIBOR Event has occurred, but for any reason an Alternate Rate has not been determined, the rate of EURIBOR for the next interest period will be set equal to the rate of EURIBOR for the then current interest period. All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 8.986865% (or 0.08986865) being rounded to 8.98687% (or 0.0898687)) and all euro amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upwards). Promptly upon determination, the calculation agent will inform the trustee, if applicable, and us of the interest rate for the next interest period.

The interest rate on the floating rate notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States laws of general application.

The calculation agent will, upon the request of any holder of the floating rate notes, provide the interest rate then in effect with respect to such floating rate notes. All calculations made by the calculation agent in the absence of manifest error will be conclusive for all purposes and binding on the trustee, us and the holders of the floating rate notes. In the event that any then acting calculation agent shall be unable or unwilling to act, or that such calculation agent shall fail duly to establish the interest rate then in effect for any interest period, or that we propose to remove such calculation agent, we shall appoint another person which is a bank, trust company, investment banking firm or other financial institution to act as the calculation agent.

By its acquisition of the notes, each holder of the notes (including each holder of a beneficial interest in the notes) acknowledges, accepts, consents and agrees to be bound by the calculation agent’s determination of the Alternate Rate and any adjustments thereto, including as may occur without any prior notice from us and without the need for us to obtain any further consent from such holder of notes. The calculation agent shall not be liable to any holder of the notes (including each holder of a beneficial interest in the notes) for its determination and application of an Alternative Rate.

Issuance in euro; payment on the notes

Initial holders were required to pay for the notes in euros, and all payments of principal of, and premium, if any, and interest on, the notes, and additional amounts, if any, including any payments made upon any redemption of the notes will be payable in euros; provided that if on or after the issue date of the notes the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances,

Exhibit 4.36

the amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second business day prior to the relevant payment date. Any payment in respect of the notes so  made in U.S. dollars will not constitute an event of default under the notes or the indenture. Neither the trustee nor the paying agent will have any responsibility for any calculation or conversion in connection with the foregoing.

Optional redemption

Fixed rate notes

We have the right to redeem the fixed rate notes, in whole at any time or in part from time to time, at our option, on at least 15 days but no more than 60 days prior written notice mailed or sent electronically to the registered holders of the notes to be redeemed. Upon redemption of any 2023 notes prior to October 15, 2023 (1 month prior to their maturity date) and the 2028 notes prior to August 15, 2028 (3 months prior to their maturity date), we will pay a redemption price equal to the greater of:

(1)	100% of the aggregate principal amount of the notes to be redeemed, and
(2)

the sum of the present values of the Remaining Scheduled Payments (as defined below) of the notes to be redeemed, discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined below), plus 25 basis points, in the case of the 2023 notes, and 35 basis points, in the case of the 2028 notes, in each case, plus, accrued and unpaid interest, if any, to, but excluding, the redemption date.

In addition, we have the right to redeem the 2023 notes on or after October 15, 2023 (1 month prior to their maturity date) and the 2028 notes on or after August 15, 2028 (3 months prior to their maturity date), in each case, in whole at any time or in part from time to time, at our option, on at least 15 days but no more than 60 days prior written notice or sent electronically mailed to the registered holders of the notes to be redeemed, at a redemption price equal to 100% of the aggregate principal amount of the notes being redeemed plus, in each case, accrued and unpaid interest, if any, to, but excluding, the redemption date. Any redemption or notice may, at our discretion, be subject to one or more conditions precedent and, at our discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied. The issuer shall provide written notice to the Trustee (with a copy to the paying agent) prior to the close of business two Business Days prior to the Redemption Date if any such redemption has been rescinded or delayed, and upon receipt the Trustee shall provide such notice to each Holder of the Notes in the same manner in which the notice of redemption was given.

Notwithstanding the two immediately preceding paragraphs, installments of interest on the fixed rate notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to such notes and the indenture.

If less than all of any series of fixed rate notes are to be redeemed, the notes to be redeemed shall be selected by the Trustee on a pro rata basis (or, in the case of notes issued in global form under the indenture, beneficial interests therein shall be selected for redemption by Clearstream and Euroclear (each as defined in the indenture) in accordance with their respective applicable procedures therefor). If the

Exhibit 4.36

notes to be redeemed are listed on a securities exchange, Euroclear or Clearstream will select notes in compliance with the requirements of the principal national securities exchange on which the notes are listed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

Except as described above and in the case of certain changes in withholding tax laws, the fixed rate notes will not be redeemable at our option prior to maturity. See “—Optional redemption for changes in withholding taxes” for a description of the optional redemption of the notes in the event of certain tax developments.

Floating rate notes

The floating rate notes may not be redeemed at our option prior to their stated maturity, except in the case of certain changes in withholding tax laws. See “—Optional redemption for changes in withholding taxes” for a description of the optional redemption of the notes in the event of certain tax developments.

Certain covenants

Limitations on liens

Warner Chilcott will not, and will not permit any of its subsidiaries, including Allergan SCS, the issuer of the notes, and Allergan Capital and Allergan Finance, together with Warner Chilcott, the guarantors of the notes, to create, incur, assume or otherwise cause to become effective any Lien (as defined below) (other than permitted Liens) on any property or assets, now owned or hereafter acquired, to secure any indebtedness of Warner Chilcott, any of its subsidiaries or any indebtedness of any other Person (as defined below), unless Warner Chilcott or such subsidiary also secures all payments due under the indenture, the notes and the Guarantees, on an equal and ratable basis with such other indebtedness so secured (or, in the case of indebtedness subordinated to the notes or the Guarantees, prior or senior thereto, with the same relative priority as the notes and the Guarantees, will have with respect to such subordinated indebtedness) for so long as such other indebtedness shall be so secured.

The indenture contains the following exceptions to the foregoing prohibition:

(a)	with respect to each series of notes, Liens existing on the date of first issuance of such notes;
(b)

Liens on property owned or leased by a Person existing at the time such Person is merged with or into or consolidated with Warner Chilcott or any subsidiary of Warner Chilcott; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Warner Chilcott or such subsidiary;

(c)

Liens on property existing at the time of acquisition thereof by Warner Chilcott or any subsidiary of Warner Chilcott; provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by  Warner Chilcott or such subsidiary;

(d)	Liens to secure indebtedness incurred prior to, at the time of or within 18 months after the acquisition of any property or the completion of the construction, alteration, repair or

Exhibit 4.36

improvement of any property, as the case may be, for the purpose of financing all or a part of the purchase price or cost thereof and Liens to the extent they secure indebtedness in excess of such purchase price or cost and for the payment of which recourse may be had only against such property;

(e)	Liens in favor of or required by contracts with governmental entities;
(f)	any Lien securing indebtedness of a subsidiary owing to Warner Chilcott or to one or more of Warner Chilcott’s subsidiaries;
(g)

with respect to any particular series of notes, any Lien incurred in connection with any acquisition or investment specified in the supplemental indenture with respect to such notes that is not otherwise prohibited by the indenture;

(h)

any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in  clauses (a) through (g) above, inclusive, so long as (1) the principal amount of the indebtedness secured thereby does not exceed the principal amount of indebtedness so secured at the time of the extension, renewal or replacement (except that, where an additional principal amount of indebtedness is incurred to provide funds for the completion of a specific project, the additional principal amount, and any related financing costs, may be secured by the Lien as well) and (2) the Lien is limited to the same property subject to the Lien so extended, renewed or replaced (and improvements on the property); and

(i)	any Lien that would not otherwise be permitted by clauses (a) through (h) above, inclusive, securing indebtedness which, together with:
•

the aggregate outstanding principal amount of all other indebtedness of Warner Chilcott and its subsidiaries owning property which would otherwise be subject to the foregoing restrictions absent this clause (i), and

•

the aggregate Value (as defined below) of existing Sale and Leaseback Transactions (as defined in the indenture) which would be subject to the foregoing restrictions absent this clause (i), does not exceed the greater of $750 million or 15% of Warner Chilcott’s Consolidated Net Worth (as defined below).

Definition of certain terms

Set forth below are certain defined terms used in this “Description of the floating rate notes, the 2023 notes and the 2028 notes” and the indenture.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with U.S. GAAP, or to the extent that IFRS has been adopted by Warner Chilcott with respect to its financial statements in lieu of U.S. GAAP, in accordance with IFRS; provided that, notwithstanding anything to the contrary contained herein, leases will be accounted for using accounting principles as in effect on March 12, 2015.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an Independent Investment Banker, a German government bond whose

Exhibit 4.36

maturity is closest to the maturity of the applicable series of notes to be redeemed, or if such Independent Investment Banker in its discretion determines that such similar bond is not in issue, such other German government bond as such Independent Investment Banker may, with the advice of the Reference Bond Dealers, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the notes to be redeemed, if they were to be purchased at such price on the third business day prior to the date fixed for redemption, would be equal to the gross redemption yield on such business day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by the Independent Investment Banker.

“Consolidated Net Worth” means, with respect to any Person, the amount of total assets less the amount of total liabilities as shown on the consolidated balance sheet of such Person, as set forth on the most recent consolidated balance sheet of such Person determined in accordance with U.S. GAAP, or to the extent that IFRS has been adopted by Warner Chilcott with respect to its financial statements in lieu of U.S. GAAP, in accordance with IFRS.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements with respect to interest rates;
(2)	commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements with respect to commodity prices; and
(3)	foreign exchange contracts, currency swap agreements and other agreements or arrangements with respect to foreign currency exchange rates.

“IFRS” means international financial reporting standards promulgated by the International Accounting Standards Board, or any successor board or agency, as adopted by the European Union, which are in effect from time to time.

“indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1)	in respect of borrowed money;
(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);
(3)	in respect of banker’s acceptances;
(4)	in respect of Capital Lease Obligations;
(5)	in respect of the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable; and

Exhibit 4.36

(6)	representing Hedging Obligations.

In addition, the term “indebtedness” includes (x) all indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such indebtedness is assumed by the specified Person); provided that the amount of such indebtedness will be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such indebtedness, and (y) to the extent not otherwise included, the guarantee by the specified Person of any indebtedness of any other Person.

“Independent Investment Banker” means the Reference Bond Dealer appointed by us.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in  the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Person” means any individual, corporation, company, partnership, limited liability company, joint stock company, business trust, trust, unincorporated association, joint venture or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Reference Bond Dealer” means each of Barclays Bank PLC, Goldman Sachs & Co. LLC, J.P. Morgan Securities plc and Morgan Stanley & Co. International plc, and their respective successors.

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

“subsidiary” means, with respect to any specified Person:

(1)

any corporation, company, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, company, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person (or a combination thereof); and

(2)

any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“U.S. GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public

Exhibit 4.36

Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Value” means, with respect to a Sale and Leaseback Transaction, an amount equal to the net present value of the lease payments with respect to the term of the lease remaining on the date as of which the amount is being determined, without regard to any renewal or extension options contained in the lease, discounted at the weighted average interest rate on the notes of all series which are outstanding on the effective date of such Sale and Leaseback Transaction.

Additional amounts

All payments required to be made by us under or with respect to the notes or by any guarantor under or with respect to a Guarantee (each of us or such guarantor and, in each case, any successor thereof, making such payment, the “Payor”), will be made free and clear of, and without withholding or deduction for or on account of, any taxes imposed or levied by or on behalf of any authority or agency having power to tax within any jurisdiction in  which any Payor is incorporated, organized or otherwise resident for tax purposes, or within any jurisdiction imposing or levying any tax solely due to the Payor being treated as engaged in business in such jurisdiction for tax purposes, or any jurisdiction from or through which payment is made by or on  behalf of such Payor (each a “Relevant Taxing Jurisdiction”), unless such Payor is required to withhold or deduct such taxes by law or regulation.

If a Payor is so required to withhold or deduct any amount for or on account of taxes imposed or levied by or on behalf of a Relevant Taxing Jurisdiction from any payment made under or with respect to the notes or a Guarantee, as applicable, such Payor will be required to pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by any holder (including Additional Amounts) after such withholding or deduction will not be less than the amount the holder or beneficial owner would have received if such taxes had not been withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply to:

(a)

any taxes that would not have been (or would not be required to be) so imposed, withheld, deducted or levied but for the existence of any present or former connection between the relevant holder or beneficial owner (or between a fiduciary, settlor, beneficiary, partner, member or shareholder of, or possessor of power over, the relevant holder or beneficial owner, if the relevant holder or beneficial owner is an estate, nominee, trust, partnership, company or corporation) and the Relevant Taxing Jurisdiction, including, without limitation, such holder or beneficial owner being or having been a citizen, domiciliary, national or resident thereof, or being or having been present or engaged in a trade or business therein or having or having had a permanent establishment therein (other than any connection arising solely from the acquisition or holding of any note, the receipt of any payments in respect of such note or Guarantee or the exercise or enforcement of rights under a Guarantee);

(b)	any estate, inheritance, gift, sales, transfer, personal property or similar tax or assessment;
(c)	any taxes which are payable other than by withholding or deduction from payments made under or with respect to the notes or any Guarantee;

Exhibit 4.36

(d)

any taxes that would not have been (or would not be required to be) imposed, withheld, deducted or levied if such holder or the beneficial owner of any note or interest therein (i) complied with all reasonable written requests by the Payor (made at a time that would enable the holder or beneficial owner acting reasonably to comply with such request) to provide timely and accurate information or documentation concerning the nationality, residence or identity of such holder or beneficial owner (including IRS Form W-8BEN or W-8BEN-E) or (ii) made any declaration or similar claim or satisfied any certification, information or reporting requirement, which in the case of (i) or (ii), is required or imposed by a statute, treaty, regulation or administrative practice of a Relevant Taxing Jurisdiction as a precondition to exemption from, or reduction in the rate of withholding or deduction of, all or part of such taxes;

(e)

any taxes imposed or withheld on or with respect to a payment which could have been made without deduction or withholding if the beneficiary of the payment had presented the note for payment (where presentation is required) within 30 days after the date on which such payment or such note became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the  extent that the holder or beneficial owner would have been entitled to Additional Amounts had the note been presented on any day during the 30-day period);

(f)

any taxes imposed on or with respect to any payment made under or with respect to such note or Guarantee to any holder who is a fiduciary or partnership or any Person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual holder of such note;

(g)

any taxes payable under Sections 1471-1474 of the Code, as of the issue date of the notes (or any amended or successor version), any regulations or official interpretations thereof, any intergovernmental agreement entered into in connection therewith, or any law or regulation adopted pursuant to an intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing or any agreements entered into pursuant to Section 1471(b)(1) of the Code;

(h)	any taxes imposed by the United States or any political subdivision thereof; or
(i)	any taxes imposed or levied by reason of any combination of clauses (a) through (h) above.

The Payor will pay any present or future stamp, issue, registration, excise, property, court or documentary taxes, or similar taxes, charges or levies and interest, penalties and other reasonable expenses related thereto that arise in or are levied by any Relevant Taxing Jurisdiction on the execution, issuance, delivery, enforcement or registration of the notes, the indenture, the Guarantees or any other document or instrument in relation thereto (other than on a transfer or assignment of the notes of any series after the offering thereof).

The Payor will make or cause to be made any withholding or deduction required in respect of taxes, and remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction, in accordance with applicable law. Upon request, the Payor will use reasonable efforts to provide, within a reasonable

Exhibit 4.36

time after the date the payment of any such taxes so deducted or withheld is made, the trustee with official receipts or other documentation evidencing the payment of the taxes so deducted or withheld.

If any Payor will be obligated to pay Additional Amounts under or with respect to any payment made on the notes, the Payor will deliver to the paying agent with a copy to the trustee on a date that is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 45th day prior to that payment date, in which case the Payor shall notify the paying agent and the trustee promptly thereafter) a certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable and such other information reasonably necessary to enable the paying agent to pay Additional Amounts to holders or beneficial owners on the relevant payment date.

Whenever in the indenture or this “Description of the floating rate notes, the 2023 notes and the 2028 notes” there is mentioned, in any context:

(a)	the payment of principal;
(b)	the payment of interest; or
(c)	any other amount payable on or with respect to any of the notes,

such reference will be deemed to include payment of Additional Amounts as described under this section “—Additional amounts,” to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The obligations described under this section “—Additional amounts” will survive any termination, defeasance or discharge of the indenture or any Guarantee and will apply mutatis mutandis to any jurisdiction in which any successor Person (as defined under “—Definition of certain terms”) to the Payor is incorporated, organized or otherwise resident for tax purposes or any political subdivision or taxing authority or agency thereof or therein.

Optional redemption for changes in withholding taxes

We are entitled to redeem any series of notes, at our option, at any time in whole but not in part, upon not less than 30 nor more than 60 days’ notice to the holders, at a redemption price equal to 100% of the outstanding principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in the event any Payor has become or would become obligated to pay, on the next date on which any amount would be payable with respect to such series of notes, any Additional Amounts (but, in the case of a guarantor, only if such amount could not be paid by us or another guarantor who can pay such amount without the obligation to pay Additional Amounts), in each case, as a result of:

(a)	a change in, or an amendment to, the laws (including any regulations or rulings promulgated thereunder) or treaties of any Relevant Taxing Jurisdiction; or
(b)

any change in, amendment to, or introduction of any official published position regarding the application, administration or interpretation of such laws (including any regulations or rulings promulgated thereunder and including the decision of any court, governmental agency or tribunal),

Exhibit 4.36

which change, amendment or introduction is publicly announced or becomes effective on or after the date of the indenture or the relevant supplemental indenture relating to the original issuance of the affected series of notes and the Payor cannot avoid such obligation by taking reasonable measures available to it (including making payment through a Paying Agent located in another jurisdiction). The foregoing provisions will apply mutatis mutandis to the laws and official positions of any jurisdiction in which any successor permitted under the indenture is incorporated, organized or otherwise resident for tax purposes or any political subdivision or taxing authority or agency thereof or therein.

Prior to the giving of any notice of redemption described in the preceding paragraph, we will deliver to the trustee an officer’s certificate to the effect that the Payor cannot avoid its obligation to pay Additional Amounts by taking reasonable measures available to it. We will also deliver to the trustee an opinion of counsel of recognized standing to the effect that the Payor would be obligated to pay Additional Amounts as a result of a change, amendment, or introduction described above. Absent manifest error, the trustee will accept such opinion as sufficient evidence of the Payor’s obligations, to pay such Additional Amounts, and it will be conclusive and binding on the holders.

Events of default

The indenture defines an Event of Default with respect to each series of the notes as any one of the following events:

•	Default in the payment of the principal or any premium on the notes of such series when due (whether at maturity, upon acceleration, redemption or otherwise).
•	Default for 30 days in the payment of any interest on a note of that series when due.
•	Failure by us or any guarantor to comply with Section 4.11 of the indenture (as modified by each note).
•

Failure by us or any guarantor, as applicable, to observe or perform any other term of the indenture (other than a covenant or agreement in respect of which such non-compliance would otherwise be an Event of Default) for a period of 60 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of the notes of that series.

•

Default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness of Warner Chilcott, Allergan Capital, us or Allergan Finance (or the payment of which is guaranteed by us or any guarantor), whether such indebtedness or guarantee now exists or is created after the issue date of such series of notes, if that default:

(i)

is caused by a failure to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, and after giving effect to applicable grace periods) of such indebtedness (a “Payment Default”); or

(ii)	results in the acceleration of such indebtedness prior to its scheduled maturity,

and, in each case, the amount of any such indebtedness, together with the amount of any other indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $300 million or more; provided, however, that, if the default under the mortgage, indenture or instrument is cured by us or the

Exhibit 4.36

applicable guarantor, or waived by the holders of the indebtedness, in each case as permitted by the governing mortgage, indenture or instrument, then the Event of Default caused by such default will be deemed likewise to be cured or waived.

•

Failure by Warner Chilcott, Allergan Capital, us or Allergan Finance to pay or discharge any final judgment or order (to the extent any such judgment or order is not paid or covered by insurance provided by a reputable carrier that has the ability to perform and has acknowledged coverage in writing) aggregating in excess of $300 million which judgments are not paid, discharged or stayed for a period of 60 days.

•

Except as permitted by the indenture, any Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any guarantor, or any person acting on behalf of any guarantor, denies or disaffirms its obligations under its Guarantee.

•	Certain events in bankruptcy, insolvency or reorganization with respect to Warner Chilcott, Allergan Capital, us or Allergan Finance.

An Event of Default under one series of notes will not necessarily constitute an Event of Default under any other series of notes. The indenture provides that the trustee may withhold notice to the holders of any series of notes issued thereunder of any default if and so long as the trustee in good faith determines that withholding the notice is in the interests of the holders of the notes of such series; provided that the trustee may not withhold notice of default in payment of the principal, premium, if any, interest, if any, on any of the notes of that series.

We are required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any default or Event of Default, we are required to deliver to the trustee a statement specifying such default or Event of Default.